Exhibit 10.18

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made as of the 7th day of August, 2023 (“Effective Date”), by and between LAS CIMAS OWNER LP, a Delaware limited partnership (“Landlord”) and AEGLEA BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

Reference is hereby made to the following facts which constitute the background to this Agreement:

A.    Landlord and Tenant entered into that certain Lease Agreement dated April 30, 2019 (the “Original Lease”) for Suites 100, 110, and 150 (collectively, the “Premises”), located in the building commonly known as 805 Las Cimas Parkway, Austin, Texas 78746 (as more particularly described in the Lease, the “Building”). The Original Lease, as amended by that certain First Amendment to Lease Agreement dated October 2, 2019, and by that certain Amended & Restated Second Amendment to Lease Agreement dated January 14, 2020 is referred to herein as the “Lease”. All capitalized words and phrases not otherwise defined herein shall have the meanings ascribed to them in the Original Lease.

B.    Tenant desires to terminate the Lease and its obligations as tenant thereunder and to surrender the Premises to Landlord, and Landlord desires to recover possession of the Premises and to terminate the Lease and its obligations thereunder, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Termination of Lease. Effective as of 5:00 p.m. on the Effective Termination Date (defined below), the Lease shall terminate and expire with the same force and effect as if such Effective Termination Date had originally been specified in the Lease as the termination date of the Term of the Lease. Prior to the Effective Termination Date, except as expressly set forth in this Agreement, both Landlord and Tenant shall perform all of their respective obligations thereunder (other than Tenant’s obligations with respect to the payment of Basic Rent and Additional Rent due under the Lease, which Landlord has agreed to abate following June 30, 2023). As used herein, the “Effective Termination Date” means the date upon which the Surrender Conditions (defined below) are fully satisfied to the reasonable satisfaction of Landlord. As used herein, the “Surrender Conditions” mean the completion by Tenant of all of the following: (a) payment of the full Termination Fee (as defined in Section 3 below); (b) surrender of the Premises (including the Lab Area) to Landlord in strict accordance with the terms of Section 21 of the Original Lease, including, without limitation, the Surrender Plan approved by Landlord and cleaning of all duct work and HVAC systems; (c) delivery of a photocopy of the original executed Bill of Sale (defined below); and (d) removal of Tenant’s signage (including the repair of all damage caused thereby and restoration of the Building to its condition before the installation of Tenant’s signage), all at Tenant’s sole cost and expense. Upon its belief that it has satisfied all

Surrender Conditions, Tenant will provide written notice thereof to Landlord. In the event Landlord disputes the satisfaction of any Surrender Condition(s), Landlord shall provide written notice identifying the Surrender Condition(s) that are not satisfied and basis therefor in reasonable detail within five (5) business days after Tenant has provided notice that it has satisfied the Surrender Conditions. Tenant will then have fifteen (15) days to cure any remaining deficiencies (or if the same are not reasonably susceptible to cure within fifteen (15) days, or such additional time as reasonably necessary provided Tenant diligently commences and pursues such cure, not to exceed thirty (30) total days) and, if Tenant fails to cure such deficiencies within such cure period, such failure shall be an Event of Default under the Lease. Upon the occurrence of an Event of Default, Landlord may (a) elect to treat Tenant as a tenant-at-sufferance and for each day between the date of such Event of Default and the day on which Tenant actually satisfies the Surrender Conditions, Tenant shall pay a per diem holdover charge equal to 300% of the per diem Basic Rent and Additional Rent that otherwise would have been payable by Tenant for the month of June, 2023, and all other charges payable under the Lease; and/or (b) to exercise all other rights and remedies available to Landlord under the Lease. Tenant acknowledges that Landlord has engaged a consultant to inspect the Premises to ensure the Premises has been surrendered in the condition required hereunder, and it has agreed to reimburse Landlord for Landlord’s actual, out-of-pocket expenses incurred by Landlord in connection with such inspection upon Landlord’s written request therefor; Landlord presently anticipates that such expense will be in the amount of Five Thousand Dollars and No/100 ($5,000.00).

2.    Obligations of Tenant under the Lease. Upon the occurrence of the Effective Termination Date, Tenant shall be released from any and all of its obligations and liabilities under the Lease which arise or accrue from and after the Effective Termination Date (“Release”). Nothing contained herein shall constitute a waiver or release of, or derogate, limit or detract from, either (i) Tenant’s liabilities and obligations under the Lease which arise or accrue prior to the Effective Termination Date (to avoid doubt, the obligation to pay Basic Rent and Additional Rent after June 30, 2023 is abated as provided above), or (ii) the obligations and liabilities of the Tenant under the Lease which expressly survive the expiration or termination of the Lease, all of which obligations shall be continuing and expressly shall survive the termination of the Lease pursuant to this Agreement including, without limitation, indemnifications with respect to claims, liabilities, and obligations which accrue prior to the Effective Termination Date (whether or not such claims, liabilities or obligations are asserted, known or unknown, or claimed prior to the Effective Termination Date). All such indemnifications shall survive the termination of the Lease and shall continue in full force and effect in accordance with the terms of the Lease, including, without limitation, the indemnifications set forth in Section 9 of the Lease.

3.     Termination Fee. As consideration for Landlord’s agreement to release Tenant as provided herein, Tenant shall pay to Landlord a termination fee in the amount of Two Million Dollars and No/100 ($2,000,000.00) (the “Termination Fee”). The Release provided in Section 6 of this Agreement shall be void ab initio and will be of no force or effect if the Termination Fee or any part is ever invalidated, voided, avoided, rescinded, determined to be fraudulent or preferential, set aside, or required to be repaid or retransferred by operation of law, or by order of any state or federal court of competent jurisdiction (including, without limitation, a United States Bankruptcy Court or a trustee in bankruptcy or other party in interest in any bankruptcy proceeding) in connection with an action or proceeding, initiated or commenced in favor of, against, on behalf of, or in concert with, directly or indirectly, Tenant, or any person claiming by or through Tenant, or any of their respective agents, employees, representatives, officers, directors, shareholders, subsidiaries, affiliates, heirs, legal representatives, successors or assigns. Without limitation, if the Termination Fee or any other payments made by Tenant to Landlord pursuant hereto or contemplated hereby, become invalidated, voided, avoided, rescinded, declared to be fraudulent or preferential, set aside, or required to be repaid or retransferred to any person or entity, then the liability or indebtedness (or part thereof) which had been deemed paid, reduced, credited, discharged, waived, or satisfied by Landlord shall be reinstated as of the date such initial payment, reduction, discharge, waiver, or satisfaction occurred; any partial invalidation, voidness, rescission, declaration, retransfer, or repayment shall result in partial reinstatement to the extent necessary to provide Landlord with the benefits originally intended to be provided to it under this Agreement. Upon the Effective Termination Date, Landlord will return the Letter of Credit (currently in the amount of $1,000,000) to the Issuing Bank, together with instructions (in such form as required by the Issuing Bank) to immediately terminate the Letter of Credit, and will confirm the same in writing to Tenant (which confirmation may be sent via e-mail to Jonathan Alspaugh jalspaugh@aeglea.com ).

4.    Bill of Sale. Contemporaneously with the execution hereof, Tenant shall transfer to Landlord via a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”), all of Tenant’s right, title and interest in and to the personal property referenced therein (“Personal Property”). Tenant hereby represents and warrants that, as of the date hereof, Tenant owns the Personal Property, the Personal Property is free and clear of all liens, financing interests, mortgages, charges and any other encumbrances and Tenant has the full right, power and authority to sell the Personal Property to Landlord without notice to or consent by any third party.

5.    Release. Upon the occurrence of the Effective Termination Date, Tenant, on behalf of itself and its partners, limited partners, officers, directors, shareholders, agents, attorneys, employees, subsidiaries, parents, affiliates, successors and/or assigns (collectively, the “Tenant Related Parties”), hereby remises, releases and forever discharges Landlord, and its respective general and limited partners, managers, members, officers, directors, shareholders, agents, attorneys, affiliates, parents, subsidiaries, trustees, beneficiaries, successors and/or assigns (“Landlord Related Parties”) of and from any and all covenants, contracts, omissions, claims, causes of action, liabilities and damages of every nature whatsoever, whether known or unknown, disclosed or undisclosed, or in law or in equity, that the Tenant Related Parties may have, or may hereafter have, or in the future may have based upon any action or inaction from the beginning of the world through and including the date of this Agreement against the Landlord Related Parties arising out of, related to or concerning the Lease and/or Tenant’s occupancy of the Premises and/or all matters arising out of or resulting therefrom; provided, however, nothing contained herein shall constitute a waiver or release of Landlord’s obligations under this Agreement.

6.    Agreement-Related Defaults. If Tenant breaches any of its obligations under this Agreement following the Effective Termination Date (an “Agreement-Related Default”) and fails to cure the same within fifteen (15) days following Landlord’s notice (or such additional time as reasonably necessary provided Tenant diligently commences and pursues such cure, not to exceed thirty (30) total days), Landlord may pursue any available remedies to it at law or in equity.

7.    Access to the Premises. Notwithstanding anything to the contrary in the Lease, from and after the Effective Date through the Effective Termination Date, Landlord and its employees, agents, contractors, and representatives shall have the right to enter the Premises for any purpose, including, without limitation, to show the Premises to prospective tenants and to permit inspection of the Premises by space planners, contractors and other parties in connection with improvements which may be constructed in the Premises.

8.    Legal Fees and Expenses. In the event of any action to enforce or interpret this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs and expenses that the prevailing party may incur in connection with such action, including, but not necessarily limited to, the prevailing party’s reasonable attorneys’ fees and costs.

9.    Complete Agreement; Disclaimer of Reliance. This Agreement contains the complete and entire agreement of the parties hereto and shall not be amended or modified in any way except by a written amendment signed by both Landlord and Tenant. Each party hereby acknowledges and confirms that it has not relied upon any promises, warranties, or representations, which are not expressly set forth in this Agreement.

10.    Successors and Assignees. This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, successors and assigns of Landlord and Tenant. Without limitation, in no event will this Agreement, or the rights and claims of Tenant hereunder, be assigned or transferred by Tenant.

11.    Severability. In the event any provision of this Agreement shall be found to be invalid, that provision shall be severed and the remaining provisions shall remain in full force and effect.

12.    Time is of the Essence. Landlord and Tenant acknowledge and agree that time is of the essence with respect to all of the terms and conditions of this Agreement.

13.    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas without regard to choice of law principles. Any action to enforce the terms of this Agreement shall be brought exclusively in the state courts of the State of Texas.

14.    Confidentiality. Each party will keep the terms and conditions of this Agreement strictly confidential and will not disclose any of said terms and conditions with any third-parties, without the prior consent of the party in each instance; provided, however, this provision shall not limit a party from making any disclosure that such party in good faith determines it is legally obligated to make or from disclosing the terms and conditions of this Agreement to such party’s directors, officers, shareholders, managers, members, attorneys’ accountants, or other professional advisors on a “need-to-know” basis, provided the same are advised of the confidential nature of such terms and conditions. Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Agreement were disclosed or made available by Tenant; likewise, Landlord shall be liable for any disclosures made in violation of this Section by Landlord or by any entity or individual to whom the terms of and conditions of this Agreement were disclosed or made available by Landlord.

15.    No Brokers. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker or agent in connection with this Agreement and that, to the best of its knowledge, no other broker negotiated this Agreement or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) (a) arising out of or resulting from any breach of the covenants and obligations contained in this Section 16, or from any of the representations contained in this Section 16 being false, and/or (b) incurred in connection with any claim, proceeding or judgment and the defense thereof which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent arising out of any dealings which have occurred or are alleged or claimed to have occurred, between the indemnifying party and the claimant in connection with this Agreement.

16.    Authority. Each party represents and warrants to the other that: (a) all necessary respective corporate, trust and partnership actions on the part of each party to be taken in connection with the execution, delivery and performance of this Agreement have been duly and effectively taken; and (b) the execution, delivery and performance by each party of this Agreement does not constitute a violation or breach of such party’s respective charter documents, partnership documents, operating agreement or any other agreement or law by which such party is bound.

17.    Miscellaneous. The submission of drafts of this document for examination and negotiation does not constitute either an offer or the acceptance of an offer, and this Agreement shall not be binding upon the Landlord or the Tenant unless and until Landlord and Tenant shall both have executed and delivered this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original and all of which, when taken together, shall constitute one document. Each party acknowledges and represents that it has obtained, or has had the opportunity to obtain, the advice of an attorney prior to signing this Agreement. Each party further represents that this Agreement is being executed voluntarily with full knowledge of its legal significance and with the express intention of the extinguishment of the rights and claims of the parties under the Lease, in accordance with and subject to the terms and provisions hereof. Notwithstanding any provision contained in this Agreement to the contrary, the liability of the Landlord for its obligations under this Agreement shall be limited to the interests of Landlord in the Building (and any proceeds therefrom). No partner, member, officer, trustee, manager, fiduciary, beneficiary, shareholder or director of Landlord or Tenant, nor any trust of which any person holding Landlord’s interest as trustee, nor any successor in interest to any of the foregoing shall ever be personally liable for any such judgment, or for the payment of any monetary obligation hereunder. Tenant and Landlord acknowledge and agree that the benefits and rights received by each party under this Agreement are significant and granted by the other party in exchange for the various rights and benefits granted to the other party hereunder. Tenant and Landlord each acknowledge that it has received full, fair and adequate consideration and reasonably equivalent value in return for its undertakings pursuant to this Agreement. The parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and year first above written.

LANDLORD:

LAS CIMAS OWNER LP, a Delaware limited partnership

By:	Las Cimas Owner GP LLC, a Delaware limited liability company, its general partner

By: /s/ Joseph A. Goldman
Name: Joseph A. Goldman
Its: Vice President

TENANT:

AEGLEA BIOTHERAPEUTICS, INC., a Delaware corporation

By:	/s/ Jonathan Alspaugh
Name: Jonathan Alspaugh
Its: President & CFO

EXHIBIT A

FORM OF BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that AEGLEA BIOTHERAPEUTICS, INC., a Delaware corporation (the “Seller”), for and in consideration of the sum of Ten Dollars and other valuable consideration to it in hand paid by LAS CIMAS OWNER LP, a Delaware limited partnership (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, assigns, transfers and conveys unto said Purchaser any and all of Seller’s right, title and interest in and to all tangible personal property described on Schedule 1 attached hereto and hereby made a part hereof (the “Personal Property”), as is, where is, and without any warranty whatsoever, express or implied, including but not limited to warranty of title or use or warranty of merchantability or fitness for a particular purpose.

TO HAVE AND TO HOLD all of said personal property unto Purchaser, its successors and assigns, to its own use forever.

[INTENTIONALLY LEFT BLANK – SIGNATURE PAGE TO FOLLOW]

A-1

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the 7th day of August, 2023.

SELLER:

AEGLEA BIOTHERAPEUTICS, INC., a Delaware corporation

By: /s/ Jonathan Alspaugh

SCHEDULE “1” TO BILL OF SALE

PERSONAL PROPERTY

Items	Quantity
Small Conference Table	4
Conference Table	3
Conference Chairs	77
Desks	30
Small Desks	30
Office Chairs	72
Guest Chairs	57
Monitors	96
Small Filing Cabinet	15
Cubicles	57
Metal Shelves	8
Wine Chiller	1
Refrigerator	1
Tables	8
Dining Chairs	36
Small Couch	2
Padded Chair	8
Cabinets	1
Reception Desk	1
Walk-in freezer	1

A-3